Rule 424(b)(3)
                                                             File No. 333-116286

PRICING SUPPLEMENT NO. 3, DATED NOVEMBER 30, 2005
(To prospectus dated October 22, 2004, as supplemented by prospectus supplement dated October 28, 2004)

CENTRAL HUDSON GAS & ELECTRIC CORPORATION
MEDIUM-TERM NOTES, SERIES E, as follows:

Principal Amount: $ 24,000,000

Citigroup Global Markets Inc.                                        $ 8,000,000
J.P. Morgan Securities Inc.                                          $ 8,000,000
KeyBanc Capital Markets, a division of McDonald Investments Inc.     $ 8,000,000
                                                                     -----------
                                Total                                $24,000,000

Issue Price: 100%

Settlement Date (Original Issue Date): December 5, 2005

Maturity Date (Stated Maturity): December 5, 2035

Type of Note:

      |X| Fixed Rate Note
      |_| Zero Coupon Note

Form:

      |X| Book-Entry
      |_| Definitive Certificates

Authorized denominations: $1,000 and integral multiples thereof

CUSIP No: 15361G AN5

Interest Rate: 5.84% per annum

Interest Payment Dates: March 1 and September 1, and at maturity

Record Dates: February 15 and August 15

Initial Interest Payment Date: March 1, 2006

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Redemption Terms (at option of the issuer):

      |X| Not redeemable prior to Stated Maturity

      |_| Redeemable in accordance with the following terms:

Repayment Terms (at option of the holder):

      |X| Not repayable prior to Stated Maturity

      |_| Repayable in accordance with the following terms:

Sinking Fund Provisions:

      |X| None

      |_| Applicable in accordance with the following terms:

Agents:     Citigroup Global Markets Inc.
            J.P. Morgan Securities Inc.
            KeyBanc Capital Markets, a division of McDonald Investments Inc.

Agent acting in capacity indicated below:

      |X| As Agents

      |_| As Principals

The notes are being offered at the Issue Price set forth above.

Agents' Commissions (based on amounts placed) as follows:

      Citigroup Global Markets Inc.                           $60,000.00 (.750%)
      J.P. Morgan Securities Inc.                             $60,000.00 (.750%)
      KeyBanc Capital Markets, a division of
        McDonald Investments Inc.                             $60,000.00 (.750%)

Net proceeds to issuer (before expenses):    $23,820,000

Additional Terms: None

The notes have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor have any of these organizations determined that this pricing supplement or the applicable prospectus supplement or prospectus is accurate or complete. Any representation to the contrary is a criminal offense.